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EXHIBIT 99.1

For Immediate Release

CONTACT:
Joseph N. Jaffoni, Nathan Ellingson
Jaffoni & Collins Incorporated
(212) 835-8500
mwy@jcir.com

NEIL D. NICASTRO TO RESIGN AS CHAIRMAN
OF THE BOARD OF MIDWAY GAMES

        Chicago, Illinois, June 4, 2004—Midway Games Inc. (NYSE:MWY) announced today that it has been informed by its Chairman of the Board of Directors, Neil D. Nicastro, that Mr. Nicastro intends to resign as Chairman of the Midway board immediately following the June 10 annual meeting of Midway stockholders.

        "I believe that Midway is a tremendous company with a bright future, but for personal and professional reasons the time has come for me to move on," said Mr. Nicastro.

        Midway's largest shareholders are Sumner M. Redstone and National Amusements Inc., who collectively own approximately 68% of Midway's outstanding shares. Mr. Redstone stated, "I personally appreciate the dedication and skill Neil has brought to his work for Midway over the years. Midway will announce a highly qualified successor shortly following the June 10th annual meeting."

        Midway Games Inc. is a leading developer and publisher of interactive entertainment software. Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.

        This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business—Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2003, and in the more recent filings made by the Company with the Securities and Exchange Commission.

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  EXHIBIT 99.1